CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Performance Leveraged Upside Securities due 2016	$4,736,000	$610.00

February 2014
Pricing Supplement No. 1,297 Registration Statement No. 333-178081 Dated February 28, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity. If the basket has remained unchanged or depreciated in value but the basket performance factor is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the basket has depreciated in value so that the basket performance factor is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the value of the basket over the term of the Trigger PLUS. This amount will be less than 90% of the stated principal amount and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS. The Trigger PLUS are for investors who seek exposure to a basket of two precious metals and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the basket, and the limited protection against loss that applies only if the basket performance factor is greater than or equal to the trigger level. The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	February 28, 2014
Original issue date:	March 5, 2014 (3 business days after the pricing date)
Maturity date:	September 2, 2016
Aggregate principal amount:	$4,736,000
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial basket commodity price
	Gold	GOLDLNPM	50%	$1,326.50
	Silver	SLVRLNPM	50%	2,127¢

*Bloomberg ticker symbols are being provided for reference purposes only. The initial basket commodity prices were determined and the final basket commodity prices will be determined based on the values published by the relevant exchange.

Payment at maturity:
▪      If the basket performance factor is greater than 100%:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪      If the basket performance factor is less than or equal to 100%, but the basket performance factor is greater than or equal to the trigger level:
$1,000
▪      If the basket performance factor is less than the trigger level:
$1,000 x basket performance factor
This amount will be less than $900 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

Maximum payment at maturity:	$1,312 per Trigger PLUS (131.2% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Trigger level:	90%
Basket performance factor:	The sum of the products of, with respect to each basket commodity: (final basket commodity price / initial basket commodity price) x weighting
Valuation date:	In respect of each basket commodity, August 30, 2016, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP / ISIN:	61762GBD5 / US61762GBD51
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$961.40 per Trigger PLUS. See “Investment Summary” on page 2.
Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$1,000	$22.50	$977.50
Total	$4,736,000	$106,560	$4,629,440
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each Trigger PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 16
The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” at the end of this document.
Prospectus Supplement for PLUS dated August 17, 2012	Prospectus dated November 21, 2011

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Terms continued from previous page:
Commodity price:
For any trading day:
Gold:  the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day; and
Silver:  the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day.

Relevant exchange:	Gold: the LBMA Silver: the LBMA
Initial basket commodity price	The commodity price for the applicable basket commodity on the pricing date, as set forth under “Basket–Initial basket commodity price” above.
Final basket commodity price:
The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

February 2014	Page 2

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 (the “Trigger PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure
▪	As an alternative to direct exposure to the basket commodities that enhances returns for a limited range of positive performance of the basket
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪
To provide limited protection against a loss of principal in the event of a decline of the basket as of the valuation date but only if the basket performance factor is greater than or equal to the trigger level

The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket if the basket performance factor is less than the trigger level.

Maturity:	Approximately 2.5 years
Leverage factor:	200% (applicable only if the basket performance factor is greater than 100%)
Trigger level:	90%
Maximum payment at maturity:	$1,312 per Trigger PLUS (131.2% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Basket weighting:	50% for each basket commodity
Interest:	None

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000. We estimate that the value of each PLUS on the pricing date is $961.40.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket commodities. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

February 2014	Page 3

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the underlyer’s actual positive performance. In these Trigger PLUS, investors are exposed to the performance of a basket of two precious metals. In these Trigger PLUS, investors forgo current income and upside above the maximum payment at maturity of $1,312 per Trigger PLUS in exchange for the leverage feature, which applies to a limited range of positive performance of the basket, and the limited protection against loss that applies only if the basket performance factor is greater than or equal to the trigger level. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  If the basket has remained unchanged or depreciated in value but the basket performance factor is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value so that the basket performance factor is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the value of the basket over the term of the Trigger PLUS.  This amount will be less than 90% of the stated principal amount and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.
Access	The Trigger PLUS offer exposure to an equally-weighted basket of gold and silver, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.
Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a limited range of positive performance.
Trigger Feature	Even if the basket declines in value, at maturity, the Trigger PLUS redeem for the stated principal amount, but only if the basket performance factor is greater than or equal to the trigger level.
Upside Scenario
The basket increases in value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity of $1,312 per Trigger PLUS (131.2% of the stated principal amount).

Par Scenario	The basket declines in value but the basket performance factor is greater than or equal to the trigger level. At maturity, the Trigger PLUS redeem for the stated principal amount.
Downside Scenario
The basket declines in value and the basket performance factor is less than the trigger level and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

February 2014	Page 4

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,312 per Trigger PLUS (131.2% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the basket performance factor is greater than 100%, investors would receive the $1,000 stated principal amount plus 200% of the appreciation of the basket over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, investors would receive the maximum payment at maturity when the basket appreciates by 15.6%.

▪	If the basket appreciates 5%, the investor would receive a 10% return, or $1,010 per Trigger PLUS.
▪	If the basket appreciates 20%, the investor would receive only the maximum payment at maturity of $1,312 per Trigger PLUS, or 131.2% of the stated principal amount.

▪	Par Scenario. If the basket performance factor is less than or equal to 100% but is greater than or equal to the trigger level, investors would receive the $1,000 stated principal amount.

▪
Downside Scenario.  If the basket performance factor is less than the trigger level, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket. There is no minimum payment at maturity on the Trigger PLUS.

▪
For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, the investor would lose 40% of the investor’s principal and receive only $600 per Trigger PLUS at maturity, or 60% of the stated principal amount.

February 2014	Page 5

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Calculation of Payment at Maturity

Basket Percent Increase Example 1
Below is an example of how to calculate the payment at maturity if the basket has appreciated. This example is based on the leverage factor of 200%, the maximum payment at maturity of $1,312 per Trigger PLUS and the hypothetical data in the table below. The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices. The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document. The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Gold	50%	$1,300	$1,339	+3%
Silver	50%	2,100¢	2,205¢	+5%

Basket Percent Increase = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final gold price – initial gold price) / initial gold price]  x  50%; plus
[(final silver price – initial silver price) / initial silver price]  x  50%
So, using the final basket commodity prices above:

gold  =  [($1,339 - $1,300) / $1,300] x 50%  = 1.5%; plus
silver  =  [(2,205¢ - 2,100¢) / 2,100¢] x 50%  = 2.5%

which equals
basket percentage increase   =   4%

The payment at maturity will equal $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity. The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   x   4%   x   200%   =   $80

Since this amount would not result in a payment at maturity that would exceed the maximum payment at maturity of $1,312 per PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $75   =   $1,080

Basket Percent Increase Example 2
Below is an example of how to calculate the payment at maturity if the basket has appreciated. This example is based on the hypothetical data in the table below. The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices. The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document. The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Gold	50%	$1,300	$1,560	+20%
Silver	50%	2,100¢	2,730¢	+30%

Basket Percent Increase =

[(final gold price – initial gold price) / initial gold price]  x  50%; plus
[(final silver price – initial silver price) / initial silver price]  x  50%
So, using the final basket commodity prices above:

gold  =  [($1,560 - $1,300) / $1,300] x 50%  = 10%; plus
silver  =  [(2,730¢ - 2,100¢) / 2,100¢] x 50%  = 15%

February 2014	Page 6

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

which equals
basket percentage increase   =   25%

The payment at maturity will equal $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity. The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   x   25%   x   200%   =   $500

Since this amount would result in a payment at maturity that would exceed the maximum payment at maturity of $1,312 per PLUS, the payment at maturity will equal the maximum payment at maturity of $1,312.

Par Example

If the basket performance factor is less than or equal to 100% but is greater than or equal to the trigger level, investors would receive the $1,000 stated principal amount.

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below. The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices. The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document. The numbers appearing below may have been rounded for ease of analysis.

The basket performance factor is less than 100%

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Gold	50%	$1,300	$1,430	+10%
Silver	50%	2,100¢	1,260¢	-40%

Basket Performance Factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final gold price / initial gold price)  x  50%; plus
(final silver price / initial silver price)  x  50%
So, using the final basket commodity prices above:

gold = ($1,430 / $1,300) x 50% = 55%; plus
silver = (1,260¢ / 2,100¢) x 50% = 30%

which equals
basket performance factor   =   85%

In the above example, the final basket commodity price of gold is higher than its initial basket commodity price, but the final basket commodity price of silver is lower than its initial basket commodity price. The decline in the price of silver more than offsets the increase in the price of gold and, consequently, the basket performance factor is less than 100%. Since the basket has declined in value such that the basket performance factor is less than the trigger level in this example, the payment at maturity per Trigger PLUS will equal $1,000 times the basket performance factor; or

($1,000     x     85%)         =      $850

The payment at maturity per Trigger PLUS will be $850, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

February 2014	Page 7

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee return of principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the basket performance factor is less than the trigger level of 90%, you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 10% less than the stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the decline in the basket value from its initial value. There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.  See “How the Trigger PLUS Work” on page 4 above.

▪
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,312 per Trigger PLUS (131.2% of the stated principal amount). Although the leverage factor provides 200% exposure to any increase in the value of the basket as of the valuation date, because the payment at maturity will be limited to 131.2% of the stated principal amount for the Trigger PLUS, any increase in the value of the basket by more than 15.6% will not further increase the return on the Trigger PLUS.

▪
The market price of the Trigger PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the Trigger PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the Trigger PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Trigger PLUS prior to maturity may result in a loss.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due, if any, on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Changes in the price of one basket commodity may offset the other. Price movements in the basket commodities may not correlate with each other. At a time when the price of one basket commodity increases, the price of the other basket commodity may not increase as much, or may even decline. Therefore, in calculating the performance of the basket commodities on the valuation date, an increase in the price of one basket commodity may be moderated, or wholly offset, by a lesser increase or decline in the price of the other basket commodity.

▪
Specific commodities’ prices are volatile and are affected by numerous factors specific to each market.  Investments, such as the Trigger PLUS, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

February 2014	Page 8

Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview.”

Silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru, Australia and Canada. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, jewelry, coins and medals, photography and silverware. The price of silver may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview.”

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold and silver are traded on the London Bullion Market Association, which we refer to as the LBMA. The prices of the basket commodities will be determined by reference to the fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
The amount payable on the Trigger PLUS is not linked to the commodity prices at any time other than the valuation date. The final basket commodity prices will be based on the commodity prices on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the basket appreciates prior to the valuation date but then drops by the valuation date so that the basket performance factor is less than 90%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the basket commodity price priors to such drop. Although the actual commodity prices on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final basket commodity prices, the payment at maturity will be based solely on the commodity prices on the valuation date.

▪
Investing in the Trigger PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities. Investing in the Trigger PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities. By purchasing the Trigger PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the Trigger PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) has determined the initial basket commodity price of each basket commodity and the trigger level, will determine the final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and will calculate the amount of cash you will receive at maturity, if any. Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity, if any. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
Legal and regulatory changes could adversely affect the return on and value of the Trigger PLUS.  Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Trigger PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Trigger PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. When adopted, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts. Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts. While the effects of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, the value of the Trigger PLUS.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the basket commodities), including trading in the basket commodities, futures and options contracts on the basket commodities as well as other instruments related to such basket commodities.  Some of our subsidiaries also trade in the basket commodities, futures contracts on the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket commodity prices of the basket commodities and, therefore, the trigger level and, as a result, could have increased the prices at which the basket commodities must close on the valuation date so that you do not suffer a loss on your initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. Because the Trigger PLUS provides for the return of principal except where the basket performance factor is below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Basket Overview

The basket is a weighted basket composed of two precious metals.
Basket commodity information as of February 28, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Gold (in U.S. dollars)	GOLDLNPM	$1,326.50	$1,588.50	$1,613.75 (on 3/21/2013)	$1,192.00 (on 6/30/2013)	50%
Silver (in U.S. cents)	SLVRLNPM	2,127¢	2,895¢	2,925¢ (on 3/12/2013)	1,861¢ (on 6/27/2013)	50%

*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket commodity, the initial commodity price was determined and the final commodity price will be determined based on the prices published by the relevant exchange.

The following graph is calculated to show the performance of the basket during the period from January 1, 2009 through February 28, 2014 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period. The graph does not take into account the leverage factor on the Trigger PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the Trigger PLUS. You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the price of the other basket commodity. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2009 through February 28, 2014

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The following graphs set forth the official daily prices, for each of the basket commodities for each quarter in the period from January 1, 2009 through February 28, 2014. The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period. The commodity prices on February 28, 2014 were, in the case of gold, $1,326.50 and in the case of silver, 2,127¢. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance. We cannot give you any assurance that the basket will appreciate over the term of the Trigger PLUS so that you do not suffer a loss on your initial investment in the Trigger PLUS.

Daily Afternoon Fixing Price of Gold January 1, 2009 through February 28, 2014

Gold (in U.S. dollars)	High	Low	Period End
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter	1,791.75	1,650.50	1,657.50
2013
First Quarter	1,693.75	1,574.00	1,598.25
Second Quarter	1,598.25	1,192.00	1,192.00
Third Quarter	1,419.50	1,212.75	1,326.50
Fourth Quarter	1,361.00	1,195.25	1,204.50
2014
First Quarter (through February 28, 2014)	1,339.00	1,204.50	1,326.50

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Daily Official Fixing Prices of Silver January 1, 2009 through February 28, 2014

Silver (in U.S. cents)	High	Low	Period End
2009
First Quarter	1,439	1,051	1,311
Second Quarter	1,597	1,198	1,394
Third Quarter	1,738	1,247	1,645
Fourth Quarter	1,918	1,621	1,699
2010
First Quarter	1,884	1,514	1,750
Second Quarter	1,964	1,736	1,874
Third Quarter	2,207	1,755	2,207
Fourth Quarter	3,070	2,195	3,063
2011
First Quarter	3,787	2,668	3,787
Second Quarter	4,870	3,250	3,502
Third Quarter	4,349	2,816	3,045
Fourth Quarter	3,542	2,616	2,818
2012
First Quarter	3,723	2,818	3,243
Second Quarter	3,297	2,672	2,708
Third Quarter	3,471	2,667	3,465
Fourth Quarter	3,496	2,975	2,995
2013
First Quarter	3,223	2,801	2,864
Second Quarter	2,864	1,861	1,886
Third Quarter	2,474	1,910	2,168
Fourth Quarter	2,274	1,905	1,950
2014
First Quarter (through February 28, 2014)	2,205	1,927	2,127

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date for either basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the date by which the final basket commodity price for all basket commodities has been determined.

Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.
▪      Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

reimburse the cost of the agent’s commissions. The costs of the Trigger PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Trigger PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the basket commodities and in futures and options contracts on the basket commodities listed on major securities markets. Such purchase activity could have increased the initial basket commodity prices of the basket commodities and, therefore, the trigger level and, as a result, could have increased the prices at which the basket commodities must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the basket on the valuation date is below the trigger level and, accordingly, the amount of cash you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments. The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS. The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA

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Trigger PLUS Based on the Performance of a Basket of Two Precious Metals due September 2, 2016 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.
Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012

Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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